EXHIBIT 11.1

111 PACIFICA, SUITE 300 IRVINE, CALIFORNIA 92618 (949) 910-HALL (4255) FAX (949) 910-4256

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in this Amended Offering Statement on Form 1-A of our report dated April 16, 2020, relating to the consolidated financial statements of SOBR Safe, Inc. and subsidiaries for the year ended December 31, 2019.  Our report includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the offering statement.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

July 19, 2021